NEWS FOR RELEASE: 2/9/00

Contacts:      Jeffrey Lee                  Greg Jones
               Demer IR Counsel, Inc.       Ramtron
               (925) 938-2678 Ext. 241      719-481-7204
               jlee@demer-ir.com            gjones@ramtron.com


               RAMTRON ANNOUNCES FINDINGS BY COURT OF APPEALS

COLORADO SPRINGS, CO. February 9, 2000 - Ramtron International Corporation (Nasdaq: RMTR) announced that one of the five appeals of the on-going patent interferences between Ramtron and National Semiconductor Corporation was recently resolved in favor of Ramtron. A decision by the Court of Appeals for the Federal Circuit in one of five pending interferences between the parties vacated and remanded a Patent Office decision awarding rights to National Semiconductor. This interference will now be sent back to the Patent Office for further proceedings consistent with this decision. In the decision, the Court of Appeals ruled that an embodiment of an invention in an interference is not reduced to practice unless it precisely meets every element of the interference count. The U. S. Court of Appeals for the Federal Circuit ruled on February 2, 2000 (Eaton v. Evans, Fed. Cir., No. 99-1267, 2/2/00). The full text of the decision can be found at: http://pub.bna.com/ptcj/961267.htm.

The other four patent interference issues remain to be heard in the Federal District Court in Washington, D.C.

About Ramtron

Ramtron is the leading developer of ferroelectric random access memories (FRAM (registered trademark)) products - new high-performance nonvolatile memories that merge the benefits of many mainstream memory technologies into a single device. The company also develops and markets ultra-high performance EDRAM (registered trademark) memory products. Ramtron holds 148 international and U.S. patents covering its proprietary technologies. For more information about Ramtron and its products, contact: Communications Department, Ramtron International Corporation, 1850 Ramtron Drive, Colorado Springs, Colorado, USA, 80921. Telephone is 800-545-FRAM (3726); FAX is 719-481-9294; E-mail address is info@ramtron.com.  Homepage is http://www.ramtron.com.

"FRAM" and "EDRAM" are registered trademarks of Ramtron International
Corporation.

                                   Page-20